Exhibit 9.1

                                                                  EXECUTION COPY

                     VOTING AGREEMENT AND IRREVOCABLE PROXY

                                 April 17, 2005

Electronics Boutique Holdings Corp.
931 South Matlack Street
West Chester, Pennsylvania 19382

GameStop Corp.
2250 William D. Tate Avenue
Grapevine, Texas 76051

Ladies and Gentlemen:

The undersigned (the "Stockholders," and each a "Stockholder") understand that Electronics Boutique Holdings Corp., a Delaware corporation ("Company"), and GameStop Corp., a Delaware corporation ("GameStop"), GameStop, Inc., a Delaware corporation, GSC Holding Corp. ("Holdco"), a Delaware corporation, Cowboy Subsidiary LLC, a Delaware limited liability company, and Eagle Subsidiary LLC, a Delaware limited liability company, propose to enter into an Agreement and Plan of Merger, dated as of April 17, 2005 (the "Merger Agreement"), providing for, among other things, the Mergers, in which, among other things, (i) each issued and outstanding share of Class A common stock, par value $0.001 per share, of GameStop ("GameStop Class A Common Stock") will be converted into the right to receive one share of Class A Common Stock, par value $0.001 per share, of Holdco (the "Holdco Class A Common Stock") and (ii) each issued and outstanding share of Class B Common Stock, par value $0.001 per share, of GameStop ("GameStop Class B Common Stock" and together with GameStop Class A Common Stock, the "GameStop Common Stock") will be converted into the right to receive one share of Class B Common Stock, par value $0.001 per share, of Holdco (the "Holdco Class B Common Stock" and together with the Holdco Class A Common Stock, the "Holdco Common Stock"). Capitalized terms used without definition in this Voting Agreement (the "Agreement") shall have the meanings ascribed thereto in the Merger Agreement.

Each Stockholder is the beneficial and record owner of (i) that number of shares of GameStop Common Stock, (ii) outstanding options, warrants and other rights to acquire shares of GameStop Common Stock, and (iii) the additional securities of GameStop; in each case, as set forth opposite the name of such Stockholder on
Schedule I to this Agreement. Each Stockholder, in its capacity as such, is entering into this Agreement in consideration of, and as a condition to, the Company's willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

Each Stockholder confirms its agreement with each of you as follows:

     1. Each Stockholder represents, warrants and agrees that (a) Schedule I to this Agreement sets forth the number and type of shares of GameStop Common Stock (such shares, together with any shares of GameStop Common Stock acquired by such Stockholder on or after the date of this Agreement, whether by exercise of options, warrants or other derivative securities or otherwise, the "Shares") and the number and type of shares of GameStop Common Stock that are issuable upon exercise of outstanding warrants, options or other derivative securities, whether or not exercisable (the "Derivative Securities"), of which such Stockholder is the record or beneficial owner, (b) such Stockholder owns such Shares and Derivative Securities, free and clear of all liens, pledges, charges, encumbrances, voting agreements and commitments of every kind, except for encumbrances imposed by margin accounts maintained by each Stockholder or pledges to investment banks or other third party lenders, and (c) such Stockholder has the power to vote all Shares without restriction and no proxies heretofore given in respect of any or all of the Shares are irrevocable and that any such proxies have heretofore been or are hereby revoked. Each Stockholder further represents and warrants that (i) the Spin-Off and the transactions contemplated by the Merger Agreement are not part of a plan (or series of related transactions) involving such Stockholder (and to the knowledge of such Stockholder, involving any other Person) pursuant to which one or more Persons acquire directly or indirectly stock representing a 50-percent or greater interest (measured by voting power or value) in GameStop (for these purposes, the acquisition of GameStop by Holdco in accordance with the terms of the Merger Agreement will not be considered a plan to acquire a 50-percent or greater interest in GameStop) and (ii) it had no agreement, understanding, arrangement or Substantial Negotiations with GameStop, the Company, or any other Person regarding the transactions contemplated by the Merger Agreement or similar transactions at any time prior to November 13, 2004 and to the Stockholder's knowledge, no Person had an agreement, understanding, arrangement or Substantial Negotiations with GameStop, Barnes & Noble, Inc. ("B&N") or the Company regarding the transactions contemplated by the Merger Agreement or similar transactions at any time prior to November 13, 2004. For purposes of this Agreement, "Spin-Off" means the distribution of GameStop Class B Common Stock by B&N on November 12, 2004, which was intended to be tax-free pursuant to Section 355 of the Code, and "Substantial Negotiations" include discussions of significant economic terms (e.g. the exchange ratio in a reorganization) between, on the one hand, such Stockholders or one or more officers, directors or controlling stockholders of GameStop or B&N or another Person or Persons with the implicit or explicit permission of one or more officers, directors or controlling stockholders of GameStop or B&N with, on the other hand, one or more officers, directors or controlling stockholders of the Company or another Person or Persons with the implicit or explicit permission of one or more officers, directors or controlling stockholders of the Company.

     2. Each Stockholder agrees that it will not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Shares, or any interest therein, or any other securities convertible into or exchangeable for GameStop Common Stock (including the Derivative Securities), or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy) other than (a) pursuant to the Mergers,
(b) encumbrances imposed by margin accounts maintained by each Stockholder or pledges to investment banks or other third party lenders and any other transfers resulting therefrom, (c) transfers to family members of any Stockholder, (d) transfers by operation of law, by will or pursuant to the laws of decent or distribution, or (e) with the prior written consent of the Company; provided that, in the case of clauses (c) and (d) such family member or transferee shall become a party to this Agreement subject to its terms and obligations to the same extent as such Stockholder, by executing and delivering to GameStop and the Company a counterpart to this Agreement. Each Stockholder hereby agrees to authorize and request GameStop to notify its transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting of the Shares. If so requested by the Company, each Stockholder agrees that the certificates representing Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in paragraph 4 of this Agreement.

     3. At every meeting of the stockholders of GameStop called, and at every postponement or adjournment thereof, and on every action or approval by written consent of the stockholders of GameStop, each Stockholder irrevocably agrees to vote any Shares entitled to be voted thereat or to cause any such Shares to be voted: (i) in favor of adoption of the Merger Agreement; and (ii) against (A) any proposal made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the GameStop Merger or any other transaction contemplated by the Merger Agreement, (B) any GameStop Takeover Proposal, (C) any change in the management or board of directors of GameStop (other than as contemplated by the Merger Agreement) and (D) any action or agreement that would result in a breach of any representation, warranty, covenant or agreement or any other obligation of GameStop under the Merger Agreement or of such Stockholder under this Agreement. The obligations of each Stockholder specified in this paragraph 3 shall apply whether or not (x) the Board of Directors of GameStop (or any committee thereof) shall (I) withdraw (or modify in a manner adverse to the Company), or publicly propose to withdraw (or modify in a manner adverse to the Company), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of the Merger Agreement, the GameStop Merger or the other transactions contemplated by the Merger Agreement, or (II) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any GameStop Takeover Proposal, or (III) approve or recommend, or allow GameStop or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement constituting or related to any GameStop Takeover Proposal (other than a confidentiality agreement referred to in Section 5.3(a) of the Merger Agreement), or (y) GameStop breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

     4. In furtherance of the agreements contained in paragraph 3 of this Agreement and as security for such agreements, each Stockholder hereby irrevocably appoints R. Richard Fontaine and Daniel A. DeMatteo (the "Grantees"), and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of such Stockholder, for and in the name, place and stead of such Stockholder, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, those Shares that are GameStop Common Stock (a) in favor of the adoption of the Merger Agreement, (b) against any matter referred to in paragraph 3(ii) of this Agreement, and (c) in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of GameStop held in connection with any of the foregoing. Each Stockholder hereby affirms that the irrevocable proxy granted by this paragraph 4 is given in connection with, and in consideration of, the execution of the Merger Agreement by Company, GameStop, GSC Holdings Corp., Cowboy Subsidiary LLC and Eagle Subsidiary LLC and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the proxy granted in this paragraph 4 is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked by a Stockholder. Each Stockholder hereby ratifies and confirms all that the Grantees may lawfully do or cause to be done by virtue hereof. The proxy contained herein with respect to shares of GameStop Common Stock is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

     5. The parties acknowledge and agree that nothing contained in this Agreement shall restrict, limit or prohibit any affiliate of any Stockholder from exercising (in his capacity as a director of GameStop or any such Person) his fiduciary duties as such a director.

     6. Each Stockholder represents and warrants that it has all necessary power and authority to enter into this Agreement and to grant the irrevocable proxy provided for in paragraph 5, and that this Agreement is the legal, valid and binding agreement of such Stockholder and is enforceable against such Stockholder in accordance with its terms.

     7. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement.

     8. This Agreement may be terminated as to any Stockholder at the option of such Stockholder, Company or GameStop at any time after the earlier of (a) termination of the Merger Agreement in accordance with its terms or (b) the day following the Effective Time.

     9. From time to time each Stockholder shall take such further actions as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

     10. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflict of laws.

     11. Each Stockholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the Company to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each Stockholder agrees that in the event of any such breach, the Company shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, without the necessity of posting any bond.

     12. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

     13. Except as provided in Section 2(b), each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise. Neither this Agreement, nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any such interests or obligations shall be void.

     14. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

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     The parties have caused this Agreement to be duly executed on the date first above written.


                                  /s/ Leonard Riggio
                                  ----------------------------------------------
                                  Leonard Riggio

                                  BARNES & NOBLE COLLEGE BOOKSELLERS, INC.


                                  By: /s/ Leonard Riggio
                                      ------------------------------------------
                                      Name:  Leonard Riggio
                                      Title: Chairman


                                  /s/ Leonard Riggio
                                  ----------------------------------------------
                                  Leonard Riggio, as Co-Trustee of The Riggio
                                  Foundation


Acknowledged and Agreed:

GAMESTOP CORP.


By: /s/ R. Richard Fontaine
    ------------------------------------
    Name:  R. Richard Fontaine
    Title: Chief Executive Officer


ELECTRONICS BOUTIQUE HOLDINGS CORP.


By: /s/ Jeffrey W. Griffiths
   ------------------------------------
   Name:  Jeffrey W. Griffiths
   Title: President and Chief Executive Officer

                                   SCHEDULE I

Name of Stockholder                   Number of Shares of GameStop Owned
-------------------                   ----------------------------------
Leonard Riggio                        Class A Common Stock:  4,500,000 (1)
                                      Class B Common Stock:  5,256,936 (2)
Barnes & Noble College                Class B Common Stock:  1,126,913 (2)
  Booksellers, Inc.
The Riggio Foundation                 Class B Common Stock:  654,946 (2)

(1) All of these shares are issuable upon the exercise of stock options.

(2) Mr. Riggio is the direct beneficial owner of 3,475,077 shares of Class B Common Stock. Mr. Riggio is the indirect beneficial owner of 1,126,913 shares of Class B Common Stock owned by Barnes & Noble College Booksellers, Inc., a New York corporation, of which Mr. Riggio owns all of the currently outstanding voting securities. As co-trustee of The Riggio Foundation, a charitable trust, Mr. Riggio is the indirect beneficial owner of 654,946 shares of Class B Common Stock owned by The Riggio Foundation. Excluded from the definition of "Shares" under this Agreement are 302,712 shares of Class B Common Stock held in a rabbi trust established by Barnes & Noble, Inc. for the benefit of Mr. Riggio pursuant to a deferred compensation arrangement, but over which Mr. Riggio has no voting power.